EXHIBIT 99.1

Armada Oil Announces Commencement of Drilling on the Bear Creek #1

Dallas, TX, July 30, 2014: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, today announced that it has commenced drilling the Bear Creek # 1 well in Carbon County, Wyoming.

The Bear Creek #1 will be drilled to a total vertical depth of approximately 8,457 feet to test a number of deep conventional zones with significant potential as well as to gain valuable information on the quality and potential of the Niobrara Shale on the project acreage. The Company holds a 100% working interest in the project and expects drilling time to be approximately 15 days. As a result of the commencement of drilling, we have complied with our drilling obligations under the farmout agreement with Anadarko and, thus, retain our rights to the balance of the farmout acreage.

The Anschutz Ranch #1 well, which is located about 3/4ths of a mile southwest of the Bear Creek #1 location, has produced approximately 970,000 barrels of oil out of the Sundance on a subsurface structure that shows similar traits to the Bear Creek #1 target.

“We are pleased to be getting this project underway and look forward to a successful effort,” said Randy M. Griffin, CEO of Armada Oil, Inc.

The Company also announced that it has sold its remaining acreage position in Oklahoma in order to focus on its Kansas and Wyoming projects as well as to continue to pursue additional producing property acquisitions.

About Armada Oil, Inc.

Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Woodson County, Kansas.  In addition, the Company has developmental properties in Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us